Exhibit 4.31

Equity Transfer Agreement

between

Hebei Airlines Investment Group Co., Ltd.

and

Xiamen Airlines Co., Ltd.

July 2014, Shijiazhuang, China

Equity Transfer Agreement

Equity Transfer Agreement

This Equity Transfer Agreement (the “Agreement”) is made in Shijiazhuang, Hebei Province, the People's Republic of China (the “PRC” or “China”), by and between

Equity Transferor (“Party A”): Hebei Airlines Investment Group Company Limited

Domicile: World Trade Plaza Hotel, 303 Zhongshan East Road, Shijiazhuang

Legal Representative: Jiao Guangyin

and

Equity Transferee (“Party B”): Xiamen Airlines Company Limited

Domicile: 22 Dailiao Road, Xiamen

Legal Representative: Che Shanglun

Whereas:

1. Hebei Airlines Company Limited (hereinafter referred to as the “Target Company”) is a limited liability company duly incorporated and validly subsisting under the PRC laws. As of the signing date hereof, the registered capital and the paid-in capital of the Target Company are RMB 1.8 billion.

2. As of the signing date hereof, Party A is the lawful shareholder of the Target Company, has actually made contribution of RMB 1.71720 billion, now holds 95.4% of equity in the Target Company, and is exclusively entitled to the capital reserve of RMB 820 million. Party A is willing to transfer the 95.4% equity it holds and all equity interests it owns in the Target Company to Party B, and Party B is willing to accept the same, according to the terms and conditions hereof.

Pursuant to the Contract Law of the People’s Republic of China, the Enterprise State-owned Assets Law, the Interim Measures for the Management of the Transfer of the State-owned Property Right of Enterprises, and other relevant laws, regulations and rules, and in the spirit of equity, mutual benefit and good faith, Party A and Party B arrive at the following agreement in connection with transfer of equity in the Target Company, terms and conditions of which the two Parties shall jointly comply with.

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Equity Transfer Agreement

Article 1 Definitions and Interpretation

Unless otherwise agreed herein, the following terms shall have the following meanings:

1.1 “Subject Equity” refers to the 95.4% of equity in the Target Company held by Party A (actual contribution of RMB 1.71720 billion) and all underlying equity interests (including all of Party A’s interests in the capital reserve of RMB 820 million as represented in the balance sheet of the Target Company);

1.2 “Pricing Base Date/ Audit Base Date/ Evaluation Base Date” refers to the base date when the two Parties jointly appoint a qualified intermediary for audit, evaluation and issuance of report, i.e. 30 April 2014;

1.3 “Equity Delivery Date/ Equity Transfer Completion Date” refers to the date when the Parties complete the change registration formalities for transfer of the Subject Equity with the industrial and commercial administrative department;

1.4 “Approving Authority” refers to the People’s Government of Hebei Province, the Civil Aviation Administration of China (CAAC) and any of its local administrative bureaus, the State-owned Assets Supervision and Administration Commission of Hebei Province, Hebei Administration for Industry and Commerce, China Southern Airlines Group Corporation, China Southern Airlines Company Limited or any other appropriate authority or its authorized body having the power of approval under applicable laws and regulations;

1.5 “Equity Transfer Transition Period” refers to the period from the Pricing Base Date to the Equity Delivery Date;

1.6 “Auditor’s Report” refers to the Auditor’s Report (TJXS [2014] No.495) issued by Xiamen Branch of Pan-China Certified Public Accountants after auditing the assets and liabilities of the Target Company as of 30 April 2014;

1.7 “Evaluation Report” refers to the Evaluation Report concerning Proposed Acquisition by Xiamen Airlines Company Limited of Equity held by Hebei Airlines Investment Group Company Limited in Hebei Airlines Co., Ltd. (ZQHPBZ (2014) No.1172) issued by China Enterprise Appraisals Company, Inc. after evaluating the assets and liabilities of the Target Company on 30 April 2014;

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Equity Transfer Agreement

1.8 “Agreement” refers to this Agreement and all annexes hereto confirmed by the two Parties.

Article 2 Basic Information of Target Company

2.1 Name of Company: Hebei Airlines Co., Ltd.

2.2 Domicile: World Trade Plaza Hotel, 303 Zhongshan East Road, Shijiazhuang

2.3 Legal Representative: Mou Jianyong

2.4 Registered Capital: RMB 1.8 billion

2.5 Paid-in capital: RMB 1.8 billion

2.6 Type of Company: Limited liability company

2.7 Business scope: domestic air passenger and cargo transportation business (the operating period expires on 21 October 2016); operation and management of dedicated roads for airports; advertising design, production, agency and publishing; lease of aviation supplies, tools and equipment; sale of aviation supplies (except items that are prohibited or restricted by laws, regulations and State Council's decrees); and import and export of goods and technology (except items prohibited internationally or subject to approval).

2.8 Information about shareholders: ① Party A holds 95.4% of shares in the Target Company; ② Sichuan Airlines Group Co., Ltd. holds 3.83% of shares in the Target Company; ③ Shenyang Zhongrui Investment Co., Ltd. holds 0.77% of shares in the Target Company.

Article 3 Equity Transfer, Transfer Price and Payment Terms

3.1 Party A agrees to transfer the Subject Equity it holds in the Target Company to Party B, and Party B agrees to accept the Subject Equity, according to the terms and conditions hereof.

3.2 According to the Evaluation Report concerning Proposed Acquisition by Xiamen Airlines Company Limited of Equity held by Hebei Airlines Investment Group Company Limited in Hebei Airlines Co., Ltd. (ZQHPBZ (2014) No.1172) issued by China Enterprise Appraisals Company, Inc., the value of all equity interests of Hebei Airlines is RMB 830 million. Based on this evaluation result, the two Parties agree that the transfer price of the Subject Equity is RMB 680 million, subject to approval by the People’s Government of Hebei Province. Party B agrees to pay off the transfer price in full within 5 workdays after this Agreement becomes effective.

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Equity Transfer Agreement

Article 4 Delivery of Subject Equity

4.1 Party A and Party B shall cooperate with the Target Company in applying to the CAAC or its local administrative bureau for restructuring approval in connection with this equity transfer, and shall cause the Target Company to apply for relevant change registration (e.g. Business License change registration) within 7 workdays after effective date hereof.

4.2 Party A and Party B shall cause the Target Company to submit all documents required for equity change registration to the industrial and commercial administrative department, and go through the equity change registration formalities within 7 workdays after obtaining the Permit for Business License Change of Public Air Transport Enterprises.

4.3 Party A and Party B shall cooperate with each other to sign the legal instruments required for equity transfer approval and change registration.

Article 5 Assets and Liabilities of Target Company

5.1 Party A confirms that the financial and accounting books of the Target Company are prepared according to the applicable PRC accounting standards, codes and conventions, and are complete, true and valid.

5.2 Party A conforms that the financial and accounting books of the Target Company have given true views on the assets, liabilities, and the financial and operating position of the Target Company as of the Pricing Base Date.

5.3 Party A confirms that the assets as set out and disclosed in the Auditor’s Report and the Evaluation Report are owned by the Target Company legally, and are true, complete and valid. Party A further acknowledges that:

5.3.1 The major assets in possession of the Target Company (excluding the pending assets) are in good and safe conditions in all significant aspects (except reasonable wear and tear), and are maintained properly on a regular basis.

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Equity Transfer Agreement

5.3.2 The value of the important assets required for the Target Company to engage in normal operating activities has been fully reflected on the account books of the Target Company, and the Target Company is in a position to lawfully own, manage or control such important assets.

5.4 The Target Company shall continue exercising and fulfilling its creditors’ rights and obligations as recorded and disclosed in the Auditor’s Report and the Evaluation Report. Party A shall be liable for any and all losses caused to the Target Company and Party B by the creditors’ rights, obligations and contingent liabilities that the Target Company has incurred prior to the Pricing Base Date but has not recorded and disclosed in the Auditor’s Report and the Evaluation Report. Party A shall notify or obtain consent from the creditors, and the Target Company shall offer cooperation. In case of any losses caused to the Target Company and Party B thereby, Party A shall be liable for indemnity in proportion to the shares held prior to this transfer.

5.5 The Target Company shall continue fulfilling the contracts that have been signed by the Target Company and confirmed by the two Parties in writing. In case of any losses caused to the Target Company and Party B by fulfillment of contracts not confirmed by the two Parties in writing, Party A shall be liable for indemnity in proportion to the shares held prior to transfer. Party A further acknowledges that:

5.5.1 The Target Company has complied with all contracts, agreements, commitments and all contractual obligations. If the Target Company is held liable after the Pricing Base Date for breach of any contracts, agreements, commitments or any contractual obligations prior to the Pricing Base Date, Party A shall be liable for such breach in proportion to shares held prior to this transfer.

5.5.2 No agreements concluded by the Target Company are deemed as invalid, or are terminated, cancelled or abolished or become invalid without reasonable grounds. If any agreements concluded by the Target Company are deemed as invalid, or are terminated, cancelled or abolished or become invalid due to the behaviors of the Target Company prior to the Pricing Base Date, thus causing losses to the Target Company after the Pricing Base Date, then Party A shall be liable for such losses in proportion to the shares held prior to this transfer.

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Equity Transfer Agreement

5.6 In case of any contracts that have been signed in the name of Party A but actually performed by the Target Company, upon mutual consent of Party A and Party B, the Target Company shall continue fulfilling such contracts after Party A has obtained approval from the counterparty thereto and the two Parties have signed with that counterparty all necessary legal instruments for transfer of rights and obligations under such contracts.

5.7 Except as disclosed by Party A to Party B in writing before execution of this Agreement, Party A and its affiliates have not signed with the Target Company any written related party transaction contracts that are being fulfilled.

Article 6 Admission and Arrangement of Staff of Target Company

6.1 The Parties hereto acknowledge that staff of the Target Company involved in this equity transfer will be arranged by the Target Company in the “asset-oriented” principle.

6.1.1 For staff employed by, and having signed labor contracts with, the Target Company according to labor laws and regulations, their employment with the Target Company will continue as agreed in the labor contracts.

6.1.2 Dispatched staff shall be subject to the labor dispatching agreement signed by the Target Company with the labor dispatching agency.

6.1.3 Staff who is reemployed after retirement shall be subject to the Labor Agreement for Reemployment of Retired Staff as included in the List of Pending Contract and confirmed by the two Parties in writing.

6.2 Party A acknowledges that the existing staff of the Target Company does not have any issues concerning transformation of identity, and that the Target Company has convened the employee representative congress to adopt this restructuring.

6.3 If, in the future, the Target Company has to pay economic compensations for termination of labor contracts with staff enrolled prior to the signing date hereof and retained after completion of this equity transfer, the Target Company shall make payment according to the labor laws and regulations.

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Equity Transfer Agreement

6.4 Party A shall make arrangement for persons borrowed from or assigned by Party A, its affiliates or other companies prior to execution of this Agreement to work for the Target Company whether on full-time or part-time basis who have not signed any labor contract or employment agreement with the Target Company. However, any such person shall have the option to sign a labor contract/ employment contract with the Target Company if consent is given by Party B and the Target Company, provided that Party A shall be responsible for the costs and expenses incurred by any such person's termination of contract relationship/ employment relationship with his/her former employer.

6.5 Except as agreed in the foregoing paragraphs, the two Parties shall consult with each other on the arrangement of the 23 senior executives (including assistant chief engineers and above) of the Target Company.

6.6 Party A undertakes that the Target Company has paid social insurance and housing provident fund for the insured staff in full, on time and according to national and local regulations and standards. However, as Party A is the registered payer of said social insurance and housing provident fund at the time of execution of this Agreement, Party A agrees to assist the Target Company to change the registered payer into the Target Company not later than one month after the Equity Delivery Date. Wherever needed, Party A shall assist staff of the Target Company in demonstrating their entitlement to social insurance and housing provident fund.

6.7 Party A acknowledges that as of the signing date hereof, the Target Company has not gotten involved in any pending labor dispute lawsuits or arbitrations. Party A agrees that any labor disputes between the Target Company and its staff that have entered into the labor arbitration/ lawsuit proceedings prior to the Equity Delivery Date shall be settled by the Target Company; in case of any losses caused to the Target Company, Party A shall be liable for indemnity in proportion to shares held prior to this equity transfer.

Article 7 Tax Payment of Target Company

7.1 Party A undertakes that as of the Pricing Base Date, the Target Company has paid all applicable taxes and expenses in full, on time and according to tax laws and regulations. Party A further acknowledges that as of the signing date hereof, the Target Company has not received any written notices from any tax authorities related to penalty or overdue fine for certain tax or expense.

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Equity Transfer Agreement

7.2 Party A undertakes to indemnify and hold harmless the Target Company from and against all losses and damages (including but not limited to back taxes, overdue fines and penalties) suffered or incurred by the Target Company after the Pricing Base Date resulting from its failure to pay or withhold in full and on time any taxes payable or due prior to the Pricing Base Date, or resulting from the revocation of tax preferences granted to the Target Company prior to the Pricing Base Date.

Article 8 Intellectual Property Rights of Target Company

8.1 The Target Company lawfully owns the Registered Trademarks No. 10148664 and 10148665 without any limitations, and has obtained the Registration Certificates for such Trademarks.

8.2 Party A undertakes that except Party A and its subsidiaries, the Target Company has not arrived at any agreements, arrangements or undertakings that allow or permit a third party to use or utilize the Registered Trademarks owned by the Target Company, or such agreements, arrangements or undertakings that limit or hinder the Target Company to use or utilize the Registered Trademarks.

8.3 Application by the Target Company to the State Administration for Industry and Commerce (SAIC) for registering of “Individual Graphic” Trademark No. 10150472 has been rejected because this Trademark is similar to the Graphic Trademark No. 5765436 and other several trademarks that have been registered by others. The Target Company has appointed a trademark agency to apply to the SAIC for reconsideration. After completion of this equity transfer, Party A shall assist the Target Company to finish such trademark registration application. The expenses incurred after the Equity Delivery Date shall be borne by the Target Company.

8.4 Party B agrees that Party A and its subsidiaries may use the Registered Trademarks No. 10148664, 10148665 and 10150472 free of charge before 31 December 2015. The two Parties shall cause a trademark license agreement, specifying, inter alia, the period and scope of licensed use of the trademarks, to be executed between the Target Company and Party A (including its subsidiaries) and submitted to the Trademark Office for filing. The aforesaid Registered Trademarks shall be used by Party A and its subsidiaries in strict accordance with the Trademark Law, and shall not be used in any businesses which are the same as or otherwise substantially similar to those offered by the Target Company.

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Equity Transfer Agreement

8.5 Without consent of the Target Company, Party A and its subsidies shall not use the aforesaid Registered Trademarks after 31 December 2015, and shall, at its own expense, remove the aforesaid Registered Trademarks logos from, including but not limited to, the business premises, relevant assets, websites, and promotional materials.

8.6 As of the signing date hereof, the operating activities of the Target Company have not infringed any industrial or intellectual property rights of any third parties.

Article 9 Arrangement for Equity Transfer Transition Period

9.1 According to the Equity Transfer Transition Period Cooperation Agreement signed by Party A and Party B on 23 April 2014, the two Parties are obligated to manage the Target Company and its assets in good faith during the Equity Transfer Transition Period. The two Parties shall take all reasonable measures to guarantee and promote normal operation of the Target Company, ensure the safety and intactness of assets of the Target Company, maintain good relationship with government agencies, clients and employees, maintain the stability of air crews, and refrain from reducing assets or increasing liabilities of the Target Company maliciously, engaging in any abnormal transactions or incurring any abnormal debts. In case of any significant adverse influence, either Party shall inform the other Party promptly and take proper actions.

9.2 During the Equity Transfer Transition Period, the following matters related to the Target Company shall be jointly decided by the Parties through consultation: acquisition, sale or replacement of important assets, or foreign investment, cooperation, merger or provision of guarantee with the assets of the Target Company, or significant investment, foreign financing, related party transactions and significant foreign financing loans, significant financial expenditures, significant contract conclusion, and asset impairment provision write-off and calculation.

9.3 Party A guarantees that all seals, licenses, financial materials, operation and management materials, property files, contract documents and other important operating materials of the Target Company will be kept in the Target Company, and undertakes to assist Party B to take over all materials of the Target Company in a step-by-step manner during the Equity Transfer Transition Period.

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Equity Transfer Agreement

9.4 It is agreed that Party B shall bear the gains and losses of the Target Company during the period from the Pricing Base Date to the Equity Delivery Date, and that the Target Company is entitled to the government subsidies attributable to the Target Company after the Pricing Base Date.

Article 10 Representations and Warranties of Party A

10.1 Party A is a limited liability company that is duly incorporated and validly subsisting, and has the legal, valid and complete right to dispose of the Subject Equity hereunder.

10.2 Party A warrants that the transferred Subject Equity is Party A’s real contributions to the Target Company, and is lawfully owned by Party A. The Subject Equity is not frozen or auctioned by the people’s court, and is free from any mortgage, pledge, guarantee or other defects that may affect the interests of the Transferee. Furthermore, prior to delivery of the Subject Equity, Party A shall not transfer, present, mortgage, pledge or otherwise dispose of the Subject Equity in such way that may affect the interests of the Transferee.

10.3 Party A’s fulfillment of this Agreement will not constitute breach of any contracts, unilateral commitments or guarantees it has made with third parties.

10.4 Party A warrants that all information related to the Target Company and the Subject Equity has been fully disclosed to Party B, and that all certificates, documents and materials related to the Target Company and the Subject Equity provided by Party A to Party B, as well as all representations and warranties made by Party A hereunder are true, accurate and complete, and free from any omissions that may mislead Party B.

10.5 Party A undertakes that there are no pending, outstanding or otherwise threatened lawsuits, arbitration or administrative punishment proceedings related to the Target Company or the Subject Equity.

10.6 Party A agrees to assist Party B and/or the Target Company to apply to Hebei Provincial Government for maintaining or increasing all government subsidies and preferential policies granted to the Target Company.

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Equity Transfer Agreement

Article 11 Representations and Warranties of Party B

11.1 Party B is a limited liability company that is duly incorporated and validly subsisting, and has such rights, powers and capacity under all laws and regulations to conclude and execute this Agreement. Party B warrants not invalidating this Agreement for its own reasons.

11.2 All representations and warranties made and all materials provided by Party B hereunder are true, complete and accurate, and free from any omissions that may mislead Party A.

11.3 Party B warrants to maintain the name of the Target Company and its independent legal personality unchanged after completion of the Subject Equity delivery.

11.4 Party B warrants to accept the Subject Equity and fulfill all obligations hereunder strictly according to this Agreement.

Article 12 Taxes and Expenses

12.1 All costs and expenses (including handling charges and taxes, etc.) incurred by this equity transfer shall be borne by Party A and Party B respectively as required by law.

12.2 The industrial and commercial registration expenses related to the Subject Equity transfer shall be borne by the Target Company.

12.3 If the industrial and commercial change registration formalities cannot be finished through no fault of any Party hereto, any evaluation expenses so incurred shall be shared between the two Parties equally.

Article 13 Amendment and Termination of this Agreement

13.1 Prior to the equity transfer change registration, the two Parties may, by mutual agreement, amend or terminate this Agreement on the occurrence of any of the following events:

13.1.1 This Agreement cannot be fulfilled due to force majeure, government acts or external factors not attributable to and not controllable by either Party.

13.1.2 Either Party loses the contractual capacity.

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13.1.3 The breach by a Party of this Agreement has materially affected the economic benefits of the non-breaching Party, and makes it unnecessary to continue the performance of this Agreement.

13.2 The two Parties may also, by mutual agreement, amend or terminate this Agreement if circumstances change.

13.3 During the performance of this Agreement, where this equity transfer is revoked, announced invalid or ordered to be stopped by the competent authorities lawfully for reasons not attributable to Party A and Party B, then this Agreement shall be terminated, and the two Parties shall be exempted from the liability for breach of contract.

Article 14 Confidentiality Obligation

14.1 For the purpose of this Agreement, the following information shall be regarded as Confidential Information:

(1) All materials and information related to the Subject Equity transfer, whether in writing or in other forms, including but not limited to information of each Party and the equity transfer conditions, etc.

(2) Any business, technical and commercial materials and information of either Party that are disclosed to the other Party or generated during the Subject Equity transfer process, whether in writing or in other forms.

14.2 The Confidential Information hereunder shall not include information which is:

(1) already in the public domain, except information that is disclosed by or on behalf of either Party in violation of this Agreement;

(2) collected or obtained by a Party from independent sources other than the other Party, whether directly or indirectly, and other than a third party subject to confidentiality obligation.

14.3 The two Parties hereto shall limit access to the Confidential Information to those shareholders, directors, employees, legal consultants and financial consultants (“Representatives”) who have a need to know for the purpose of Subject Equity transfer. Without written consent of the other Party, neither Party shall make available or disclose to any third parties or otherwise use any such Confidential Information. The two Parties shall also cause their own Representatives to refrain from making available or disclosing to any third parties or otherwise using the same. This shall not apply to disclosure required to be made under applicable laws and regulations.

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Equity Transfer Agreement

Article 15 Liability for Breach of Contract

15.1 Any of the following circumstances shall constitute a breach by the Party of this Agreement:

(1) A Party violates any provisions hereof;

(2) A Party violates any of its representations, warranties or commitments made herein, or any representations, warranties or commitments made by the Party herein are identified materially false, grossly wrong or misleading;

15.2 Party A and Party B shall always ensure timely and proper performance of this Agreement. If a Party breaches this Agreement and causes losses to the other Party, then the non-breaching Party shall have the right to claim compensation from the breaching Party for all losses incurred thereby (including but not limited to travel expenses, arbitration fees/ legal costs, attorney fees and notarization fees incurred by the non-breaching Party during such compensation claim) in accordance with this Agreement and/or laws, without prejudice to other rights and remedies available to the non-breaching Party under applicable laws.

Article 16 Governing Law and Dispute Resolution

16.1 The execution, validity, interpretation, performance and fulfillment of this Agreement, as well as the resolution of disputes in connection herewith shall be governed by the PRC laws.

16.2 Any disputes arising from or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the Arbitration Rules of CIETAC in force and effect at the time of application for arbitration. The arbitral award shall be final and binding upon the two Parties.

Article 17 Establishment and Effectiveness of this Agreement

This Agreement shall be established upon signature and seal by the authorized representatives of the two Parties, and shall become effective upon approval by appropriate Approving Authorities and a written notice thereof duly delivered to both Parties.

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Equity Transfer Agreement

Article 18 Other Matters

18.1 The descriptive headings used in this Agreement are included for convenience of reference only, and shall not affect in any way the meaning or interpretation of this Agreement.

18.2 Where this Agreement is inconsistent with the Equity Transfer Transition Period Cooperation Agreement by and between Party A and Party B dated 23 April 2014, this Agreement shall prevail.

18.3 If any provisions hereof become invalid for whatever reasons, such invalidity shall not affect the validity of remaining provisions hereof, and the Parties shall continue fulfilling the remaining provisions hereof.

18.4 For any matter not covered herein, the two Parties shall enter into good-faith consultation and sign a supplementary agreement thereof, which shall become an integral part of this Agreement and shall have the same legal effect as this Agreement.

18.5 This Agreement shall be executed in ten identical counterparts, of which each Party holds two counterparts, with the rest six counterparts used for the purposes of applying for approval, change of registration and filing of the Target Company. All of such counterparts shall constitute one and the same instrument and shall have equal legal effect.

Annex: List of Pending Contract of Hebei Airlines Co., Ltd. as of 30 April 2014

(The remainder of this page is intentionally left blank.)

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Equity Transfer Agreement

(This is the signature page for the transfer of equity in Hebei Airlines Co., Ltd. between Hebei Airlines Investment Group Company Limited and Xiamen Airlines Company Limited)

Equity Transferor (Party A): Hebei Airlines Investment Group Company Limited

Representative:

Date of Signing: DD MM YYYY

Equity Transferee (Party B): Xiamen Airlines Company Limited

Representative:

Date of Signing: DD MM YYYY

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